Exhibit 99.1

Investor and Media Contact. Whitney Finch
Vice President of Investor Relations
FOR IMMEDIATE RELEASE	813.421.7694
May 8, 2014	wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

FIRST QUARTER 2014 FINANCIAL RESULTS AND RECENT EVENTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the quarter ended March 31, 2014, as well as updates on operational highlights and recent developments for the Company.

The Company reported GAAP net income for the first quarter of 2014 of $17.4 million, or $0.45 per diluted share, compared to net income of $27.7 million, or $0.73 per diluted share, in the first quarter of 2013. The decline as compared to the same quarter of last year primarily resulted from a $15.6 million after tax reduction to the fair value of servicing rights related to the changes in valuation inputs which reduced net income per diluted share by approximately $0.41 for the quarter.

Core earnings for the first quarter was $58.0 million after taxes, or $1.53 per diluted share, in-line with the prior year quarter’s core earnings of $58.9 million, or $1.57 per diluted share. The Company has elected to exclude changes in valuation inputs for mortgage servicing rights (“MSRs”) as a component of its core earnings calculation and has reflected this change in all previously reported periods disclosed in this document. AEBITDA for the quarter was $167.8 million, significantly higher when compared to AEBITDA of $140.0 million in the first quarter of 2013.

First quarter results reflected strong earnings growth in the Servicing segment, predominantly driven by the higher volume of units serviced as compared to the prior year period. Servicing results also reflected a decrease in the value of the Company’s MSRs as noted above. The Company’s Originations segment delivered solid results and margins from its consumer lending channel.

Other notable developments included:

•	Closed approximately $37 billion of MSR acquisitions and approximately $7 billion of GNMA subservicing;

•	Completed the acquisition of the EverBank default servicing platform enhancing GNMA servicing experience and capabilities;

•	Received a Four STAR servicer rating from FNMA for the second consecutive year and received notification that the Company’s above average servicer ratings had been reaffirmed by Standard & Poors and Fitch;

•	Executed final Securities Purchase Agreement with York Capital Management for formation of Walter Capital Opportunity Corp. (WCO).

“We believe the quarter’s solid financial and operating results, the closing of $44 billion of MSR and sub-servicing additions and continued solid contribution from our originations business demonstrate our ongoing ability to successfully execute against our strategic objectives of growing our recurring, fee-based revenue streams and supporting the long-term sustainability of our business model,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO. “In conjunction with our focus on profitably growing the business we continue to spend significant time ensuring that compliance, best practices and the consumer experience remain a key focus in each of our businesses. We believe that the continuous refinement and improvement of our operational processes will result in a positive experience for consumers and better asset performance and results for our clients.”

First Quarter 2014 Financial and Operating Highlights

Total revenue for the first quarter was $369.9 million, as compared to $314.5 million in the same quarter last year. The year-over-year increase in revenue reflects a $35.8 million increase in net servicing revenue and fees, an increase of $25.6 million in net gain on sales of loans in the Originations segment and a $19.6 million decline to the fair value gains on reverse loans and related HMBS obligations. Other revenues increased $13.6 million, driven primarily by higher fee income in the Servicing and Originations segments. Total revenues declined 8% as compared to the fourth quarter of 2013 reflecting lower net gains on loan sales of $26.8 million in the Originations segment and lower net fair value gains on reverse loans and related HMBS obligations of $9.2 million offset by higher revenues of $6.5 million in the Servicing segment.

Total expense increased from $266.7 million in the first quarter of 2013 to $338.5 million in the first quarter of 2014. The year-over-year increase reflects additional operating and overhead costs, including salaries and benefits and general and administrative expenses, associated with growth in the serviced portfolio and a full quarter of results for the Originations business. Interest expense increased by $20.7 million over the prior year primarily reflecting increased corporate debt outstanding and increased servicing advance liabilities. Total expenses declined 12% as compared to the fourth quarter of 2013 reflecting lower expenses at most of the Company’s subsidiaries including a $7.2 million reduction at the Servicing segment, a $15.7 million reduction in the Originations segment and $5.6 million of reductions at the Reverse Mortgage segment.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $169.4 million in the first quarter, which included $167.4 million of gross servicing fees, $29.8 million of incentive and performance-based fees, and $21.6 million of ancillary and other fees. Servicing revenues for the first quarter of 2014 are net of $10.4 million in amortization on MSRs accounted for at amortized cost and include a $47.6 million reduction related to MSRs accounted for at fair value. Servicing segment revenues were up 35% over the first quarter of 2013, principally reflecting the significant increase in UPB serviced over the past year and a benefit of approximately $13.1 million related to the settlement of amounts associated with a servicing contract.

Expense for the Servicing segment was $135.4 million, which included $8.7 million of depreciation and amortization costs and $10.4 million of interest expense. The segment generated core earnings before income taxes of $74.6 million for the quarter ended March 31, 2014, compared to core earnings before income taxes of $42.0 million in the first quarter of 2013, and AEBITDA of $112.6 million, an increase of 76% as compared to the prior year period’s AEBITDA of $64.1 million. These results compare to revenue of $162.9 million, expenses of $142.6 million, core earnings before income taxes of $18.1 million and AEBITDA of $64.9 million in the fourth quarter of 2013.

The Servicing segment ended the quarter with approximately 2.2 million total accounts serviced, with a UPB of approximately $234 billion. The application of proprietary protocols to the first lien GSE pools boarded in the first and second quarters of 2013 resulted in a reduction of 30+ day delinquencies by over 350 bps as compared to the end of the first quarter of 2013. During the quarter, the Company experienced a net normalized disappearance rate of 13.5%.

Originations

The Originations segment generated revenue of $109.2 million in the first quarter, driven primarily by the consumer lending channel, which targets refinancing and recapture of accounts from the serviced portfolio. Expense for the Originations segment was $89.0 million, which included $6.8 million of interest expense and $5.0 million of depreciation and amortization. During the first quarter the segment achieved expense reductions of approximately $9.0 million which are expected to continue to contribute to segment profitability for 2014. The segment generated core earnings before income taxes of $26.9 million for the first quarter of 2014 and AEBITDA of $30.1 million as compared to core earnings before income taxes of $35.8 million and AEBITDA of $36.2 million a decrease of 25% and 17% respectively as compared to the prior year period.

These results compare to revenue of $135.8 million, expenses of $104.7 million, core earnings before income taxes of $34.1 million and AEBITDA of $37.6 million in the fourth quarter of 2013. The decline in core earnings before income taxes and AEBITDA as compared to the fourth quarter resulted primarily from decreases in locked volumes. Direct margins in the consumer lending channel were 277 bps in the first quarter of 2014, a decline of 32 bps as compared to the fourth quarter, principally associated with higher direct expenses related to seasonally lower volumes in the channel.

Funded loans in the first quarter totaled $3.5 billion, with 51% of that volume in the consumer lending channel and 49% generated by the correspondent lending channel. The total pull-through adjusted locked volume for the first quarter was $3.6 billion, as compared to $4.6 billion for the fourth quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $27.9 million for the quarter, which included a $17.2 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $7.6 million in servicing fees and $3.0 million of other revenue. Total expenses for the first quarter were $37.7 million, including $0.9 million of interest expense and $2.4 million of depreciation and amortization. The segment reported core loss before income taxes of $(2.8) million and Adjusted EBITDA of $(1.5) million for the first quarter as compared to revenues of $50.9 million, expenses of $38.8 million, core earnings before income taxes of $18.4 million and AEBITDA of $19.5 million for the first quarter of 2013. These results compare to revenue of $39.1 million, expenses of $43.3 million, core earnings before income taxes of $3.0 million and AEBITDA of $4.3 million in the fourth quarter of 2013.

Funded origination volumes in the segment declined 75% as compared to the first quarter of 2013 and 57% as compared to the fourth quarter of 2013 as a result of the exceptionally high originations volume recorded in the first quarter of last year driven by expected product changes versus the decline in volume and originated UPB resulting from the regulatory changes to product offerings and underwriting guidelines in the current quarter.

Other Segments

The ARM segment generated revenue of $9.0 million and incurred expense of $6.5 million in the quarter ended March 31, 2014. Core earnings before income taxes were $3.7 million and AEBITDA was $3.9 million for the first quarter. The segment generated revenues of $10.2 million, expenses of $7.8 million, core earnings before income taxes of $4.0 million and AEBITDA of $4.3 million in the first quarter of 2013. These results compare with revenue of $9.7 million, expenses of $7.2 million, core earnings before income taxes of $3.8 million and AEBITDA of $4.0 million in the fourth quarter of 2013.

Walter Investment’s Insurance segment generated revenue of $23.4 million, offset by expenses of $8.7 million for the first quarter. Insurance segment core earnings before income taxes were $16.2 million and AEBITDA was $16.2 million for the quarter ended March 31, 2014. In the first quarter of 2013, the Insurance segment generated revenue of $17.5 million, expenses of $9.8 million, core earnings before income taxes of $9.5 million and AEBITDA of $9.4 million. These results compare to revenue of $20.0 million, expenses of $9.9 million, core earnings before income taxes of $11.4 million and AEBITDA of $11.5 million in the fourth quarter of 2013.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $34.4 million for the first quarter of 2014. Total expense for the segment was $23.9 million, including $20.3 million of interest expense on securitized debt. The Loans and Residuals segment generated pre-tax core earnings of $11.1 million and AEBITDA of $6.8 million for the first quarter of 2014, compared to pre-tax core earnings of $9.3 million and AEBITDA of $5.8 million for the first quarter of 2013. These results compare to interest income of $35.3 million, expenses of $29.2 million, core earnings before income taxes of $7.3 million and AEBITDA of $2.0 million in the fourth quarter of 2013.

Market Commentary and Outlook

The current economic environment continues to provide solid support for the business. The anticipated gradual improvement in economic conditions supports an expected improvement in overall credit quality for our portfolios resulting from lower levels of delinquencies and defaults. In addition, the expected gradual rise in interest rates supports a decrease in prepayment speeds producing an extension of duration in our serviced portfolio while still providing a stable environment for originations.

Fundamental sector drivers continue to be positive as the large depository institutions and other clients focus on their core client base and the sale or outsourcing of non-core client assets and related activities such as servicing. There remains a significant volume of credit sensitive and non-core assets to be resolved and we estimate that there is the potential for approximately $1 trillion of these assets to move to specialty servicers over the next several years. Our active pipeline remains robust and discussions with clients regarding potential transactions have been accelerating.

The level of regulatory oversight has increased over the past year, impacting the sector as transaction flow has slowed while various regulatory agencies and market participants discuss process, standards and best practices related to the industry. We believe this process is necessary and positive for the sector as there is significant alignment and benefit to come from a clear set of standards for transactions and that the implementation of best practices will benefit all participants and the consumer. It is our expectation that in the current regulatory environment participants who have scale, capital, are highly rated, compliant, and have significant experience and a strong track record in transferring servicing assets will be best positioned to receive transfers in the future. The Company anticipates these trends will continue driving long-term growth opportunities for the sector and for the Company.

The Company’s previously provided outlook for 2014 including an Adjusted EBITDA range of $650 to $725 million and a range of core earnings per share after tax of $5.25 to $6.25 remains unchanged. These ranges include estimates for certain business development and growth opportunities, depreciation and amortization and the Company’s expected capital structure. The 2014 core earnings range does not include an estimate for future fair value adjustments.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has approximately 6,300 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s first quarter and full year results and other general business matters during a conference call and live webcast to be held on Thursday, May 8, 2014, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which reflect our current views with respect to certain events that may affect our future performance. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, which could cause actual results, performance or achievements to differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Risk Factors,” and in our other filings with the SEC.

Factors that could cause Walter Investment’s results to differ materially from current expectations or affect the Company’s ability to achieve anticipated core earnings and EBITDA include, but are not limited to:

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular;

•	continued uncertainty in the United States, or U.S., home sales market, including both the volume and pricing of sales, due to adverse economic conditions or otherwise;

•	fluctuations in interest rates and levels of mortgage originations and prepayments;

•	delay or failure to realize the anticipated benefits we expect to realize from past or future acquisitions including any indemnification rights;

•	our ability to successfully develop our loan originations platforms;

•	the occurrence of anticipated growth of the specialty servicing sector and the reverse mortgage sector;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	our ability to raise capital to make suitable investments to offset run-off in a number of the portfolios we service and to otherwise grow our business;

•	the availability of suitable investments for any capital that we are able to raise and risks associated with any such investments we may pursue;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to develop new business, including the development of our originations business, the implementation of delinquency flow loan servicing programs and the receipt of new business, all of which are subject to customer demand and various third-party approvals;

•	risks related to our acquisitions, including our ability to successfully integrate large volumes of assets and servicing rights, as well as businesses and platforms that we have acquired or may acquire in the future into our business, and our ability to obtain approvals required to acquire and retain servicing rights and other assets in the future;

•	risks related to the financing incurred in connection with past or future acquisitions and operations, including our ability to achieve cash flows sufficient to carry our debt and otherwise comply with the covenants of our debt;

•	our ability to earn anticipated levels of performance and incentive fees on serviced business;

•	changes in federal, state and local policies, laws and regulations affecting our business, including mortgage and reverse mortgage originations and/or servicing, and changes to our licensing requirements;

•	changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, including regulations required by the Dodd-Frank Act that have not yet been promulgated or have yet to be finalized;

•	changes in the Consumer Financial Protection Bureau, or CFPB’s, mortgage loan servicing and origination rules;

•	increased scrutiny and potential enforcement actions by federal and state agencies, including pending investigations by the CFPB and the Federal Trade Commission and the investigation by the Department of Housing and Urban Development, or HUD.

•	uncertainty related to inquiries from government agencies into foreclosure, loss mitigation, loan servicing transfers and lender-placed insurance practices;

•	uncertainties related to regulatory pressures on large banks related to their mortgage servicing, as well as regulatory pressure on the rest of the mortgage servicing sector;

•	uncertainties related to our ability to meet increasing performance and compliance standards, such as those of the National Mortgage Settlement, and reporting obligations and increases to the cost of doing business as a result thereof;

•	changes in regards to the rights and obligations of property owners, mortgagors and tenants;

•	our ability to remain qualified as a government-sponsored entity, or GSE, approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective loan and selling and servicing guides;

•	changes to the Home Affordable Modification Program, or HAMP, the Home Affordable Refinance Program, or HARP, the Home Equity Conversion Mortgage, or HECM, Program or other similar government programs;

•	loss of our loan servicing, loan origination, insurance agency, and collection agency licenses;

•	uncertainty relating to the status and future role of GSEs;

•	uncertainties related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs, delays or moratoria in the future or claims pertaining to past practices;

•	unexpected losses resulting from pending, threatened or unforeseen litigation or other third-party claims against the Company;

•	changes in public or client or investor opinion on mortgage origination, loan servicing and debt collection practices;

•	the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to programs of government-sponsored entities or various regulatory authorities; changes to our insurance agency business, including increased scrutiny by federal and state regulators and GSEs on lender-placed insurance practices and restrictions on our insurance agency’s receipt of commissions on lender-placed insurance;

•	the effect of our risk management strategies, including the management and protection of the personal and private information of our customers and mortgage holders and the protection of our information systems from third-party interference (cyber security);

•	changes in accounting rules and standards, which are highly complex and continuing to evolve in the forward and reverse servicing and originations sectors;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure;

•	the satisfactory maintenance of effective internal control over financial reporting and disclosure controls and procedures;

•	our continued listing on the New York Stock Exchange, or the NYSE; and

•	the ability or willingness of Walter Energy, Inc., or Walter Energy, our prior parent, and other counterparties to satisfy material obligations under agreements with us.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2014

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$160,826	$—	$7,610	$9,046	$—	$—	$—	$(4,690)	$172,792
Gain on loan sales, net	—	104,034	—	—	—	—	—	—	104,034
Interest income on loans	—	—	—	—	—	34,422	—	—	34,422
Insurance revenue	—	—	—	—	23,388	—	—	—	23,388
Net fair value gains on reverse loans and related HMBS obligations	—	—	17,236	—	—	—	—	—	17,236
Other income	8,554	5,180	3,022	—	4	2	1,314	—	18,076

Total revenues	169,380	109,214	27,868	9,046	23,392	34,424	1,314	(4,690)	369,948
EXPENSES:
Interest expense	10,413	6,833	859	—	—	20,303	36,441	—	74,849
Depreciation and amortization	8,705	4,995	2,449	1,302	1,183	—	10	—	18,644
Provision for loan losses	—	—	—	—	—	(1,004)	—	—	(1,004)
Other expenses, net	116,317	77,176	34,360	5,245	7,542	4,628	5,413	(4,690)	245,991

Total expenses	135,435	89,004	37,668	6,547	8,725	23,927	41,864	(4,690)	338,480

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(174)	—	—	—	—	(242)	(2,087)	—	(2,503)

Total other gains (losses)	(174)	—	—	—	—	(242)	(2,087)	—	(2,503)

Income (loss) before income taxes	33,771	20,210	(9,800)	2,499	14,667	10,255	(42,637)	—	28,965
CORE EARNINGS
Step-up depreciation and amortization	4,868	2,853	1,893	1,094	1,183	—	7	—	11,898
Step-up amortization of sub-servicing contracts	8,465	—	—	—	—	—	—	—	8,465
Share-based compensation expense	1,541	829	490	63	304	—	266	—	3,493
Transaction and integration costs	111	—	—	36	—	—	1,383	—	1,530
Non-cash interest expense	178	—	—	—	—	819	2,313	—	3,310
Net impact of Non-Residual Trusts	—	—	—	—	—	—	4,135	—	4,135
Fair value to cash adjustments for reverse loans	—	—	4,661	—	—	—	—	—	4,661
Fair value changes of MSRs due to changes in valuation inputs and other assumptions	25,618	—	—	—	—	—	—	—	25,618
Other	5	2,978	(52)	—	—	—	48	—	2,979

Total adjustments	40,786	6,660	6,992	1,193	1,487	819	8,152	—	66,089

Core earnings (loss) before income taxes	74,557	26,870	(2,808)	3,692	16,154	11,074	(34,485)	—	95,054
ADJUSTED EBITDA
Interest expense on debt	32	—	10	—	—	—	34,128	—	34,170
Non-cash interest income	(296)	—	(65)	—	—	(3,626)	—	—	(3,987)
Depreciation and amortization	3,837	2,142	556	208	—	—	3	—	6,746
Amortization and other fair value adjustments of MSRs	23,918	—	750	—	—	—	—	—	24,668
Provision for loan losses	—	—	—	—	—	(1,004)	—	—	(1,004)
Residual Trusts cash flows	—	—	—	—	—	1,570	—	—	1,570
Servicing fee economics	9,750	—	—	—	—	—	—	—	9,750
Other	827	1,093	68	7	21	(1,166)	(16)	—	834

Total adjustments	38,068	3,235	1,319	215	21	(4,226)	34,115	—	72,747

Adjusted EBITDA	$112,625	$30,105	$(1,489)	$3,907	$16,175	$6,848	$(370)	$—	$167,801

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2013

($ in thousands)

	Servicing	Originations	Reverse Mortgage	ARM	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$158,295	$—	$6,947	$9,731	$—	$—	$—	$(4,630)	$170,343
Gain on loan sales, net	—	130,870	—	—	—	—	—	—	130,870
Interest income on loans	—	—	—	—	—	35,255	—	—	35,255
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,387	—	—	—	—	—	26,387
Insurance revenue	—	—	—	—	19,998	—	—	—	19,998
Other income	4,555	4,907	5,782	9	12	2	4,719	—	19,986

Total revenues	162,850	135,777	39,116	9,740	20,010	35,257	4,719	(4,630)	402,839

EXPENSES:
Interest expense	9,716	8,804	973	—	—	21,502	34,211	—	75,206
Depreciation and amortization	10,168	3,687	2,875	1,393	1,191	—	9	—	19,323
Provision for loan losses	—	—	—	—	—	(1,137)	—	—	(1,137)
Other expenses, net	122,747	92,201	39,413	5,799	8,730	8,846	16,106	(4,630)	289,212

Total expenses	142,631	104,692	43,261	7,192	9,921	29,211	50,326	(4,630)	382,604

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(229)	—	—	—	—	(325)	(287)	—	(841)
Loss on extinguishment of debt	—	—	—	—	—	—	(12,489)	—	(12,489)

Total other gains (losses)	(229)	—	—	—	—	(325)	(12,776)	—	(13,330)

Income (loss) before income taxes	19,990	31,085	(4,145)	2,548	10,089	5,721	(58,383)	—	6,905
CORE EARNINGS
Step-up depreciation and amortization	6,169	2,454	2,369	1,186	1,191	—	6	—	13,375
Step-up amortization of sub-servicing contracts	6,465	—	—	—	—	—	—	—	6,465
Loss on extinguishment of debt	—	—	—	—	—	—	12,489	—	12,489
Share-based compensation expense	1,036	593	195	84	166	—	1,125	—	3,199
Transaction and integration costs	450	—	—	—	—	—	2,319	—	2,769
Debt issuance costs not capitalized	—	—	—	—	—	—	8,881	—	8,881
Non-cash interest expense	189	—	—	—	—	1,572	2,304	—	4,065
Net impact of Non-Residual Trusts	—	—	—	—	—	—	2,437	—	2,437
Fair value to cash adjustments for reverse loans	—	—	388	—	—	—	—	—	388
Changes in fair value of MSRs due to changes in valuation inputs or other assumptions	(16,188)	—	—	—	—	—	—	—	(16,188)
Other	13	—	4,178	—	—	—	1,481	—	5,672

Total adjustments	(1,866)	3,047	7,130	1,270	1,357	1,572	31,042	—	43,552

Core earnings (loss) before income taxes	18,124	34,132	2,985	3,818	11,446	7,293	(27,341)	—	50,457
ADJUSTED EBITDA
Interest expense on debt	169	—	13	—	—	—	31,907	—	32,089
Non-cash interest income	(324)	—	(64)	—	—	(4,125)	—	—	(4,513)
Depreciation and amortization	3,999	1,233	506	207	—	—	3	—	5,948
Amortization and other fair value adjustments of MSRs	39,452	—	784	—	—	—	—	—	40,236
Provision for loan losses	—	—	—	—	—	(1,137)	—	—	(1,137)
Residual Trusts cash flows	—	—	—	—	—	181	—	—	181
Servicing fee economics	2,486	—	—	—	—	—	—	—	2,486
Other	1,017	2,204	87	7	22	(245)	(4)	—	3,088

Total adjustments	46,799	3,437	1,326	214	22	(5,326)	31,906	—	78,378

Adjusted EBITDA	$64,923	$37,569	$4,311	$4,032	$11,468	$1,967	$4,565	$—	$128,835

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2013

($ in thousands)

	Servicing	Originations	Reverse Mortgage	ARM	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$125,127	$—	$6,748	$10,090	$—	$—	$—	$(4,956)	$137,009
Gain on loan sales, net	—	74,062	4,383	—	—	—	—	—	78,445
Interest income on loans	—	—	—	—	—	36,898	—	—	36,898
Net fair value gains on reverse loans and related HMBS obligations	—	—	36,788	—	—	—	—	—	36,788
Insurance revenue	—	—	—	—	17,534	—	—	—	17,534
Other income	462	1,997	2,945	64	7	3	2,416	(39)	7,855

Total revenues	125,589	76,059	50,864	10,154	17,541	36,901	2,416	(4,995)	314,529

EXPENSES:
Interest expense	2,410	706	3,529	—	—	22,296	25,201	—	54,142
Depreciation and amortization	8,857	1,677	2,723	1,756	1,314	—	6	—	16,333
Provision for loan losses	—	—	—	—	—	1,726	—	—	1,726
Other expenses, net	92,048	39,417	32,523	6,030	8,508	4,104	16,908	(4,995)	194,543

Total expenses	103,315	41,800	38,775	7,786	9,822	28,126	42,115	(4,995)	266,744

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(245)	—	—	—	—	(162)	(854)	—	(1,261)

Total other gains (losses)	(245)	—	—	—	—	(162)	(854)	—	(1,261)

Income (loss) before income taxes	22,029	34,259	12,089	2,368	7,719	8,613	(40,553)	—	46,524
CORE EARNINGS
Step-up depreciation and amortization	6,189	1,277	2,451	1,473	1,464	—	6	—	12,860
Step-up amortization of sub-servicing contracts	8,110	—	—	—	—	—	—	—	8,110
Share-based compensation expense	1,497	268	287	138	339	—	161	—	2,690
Transaction and integration costs	—	—	—	—	—	—	11,627	—	11,627
Debt issuance costs not capitalized	—	—	—	—	—	—	4,700	—	4,700
Non-cash interest expense	220	—	—	—	19	677	2,087	—	3,003
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(479)	—	(479)
Fair value to cash adjustments for reverse loans	—	—	3,536	—	—	—	—	—	3,536
Fair value changes of MSRs due to changes in valuation inputs and other assumptions	3,980	—	—	—	—	—	—	—	3,980
Other	—	—	—	—	—	—	11	—	11

Total adjustments	19,996	1,545	6,274	1,611	1,822	677	18,113	—	50,038

Core earnings (loss) before income taxes	42,025	35,804	18,363	3,979	9,541	9,290	(22,440)	—	96,562
ADJUSTED EBITDA
Interest expense on debt	—	—	17	—	—	—	23,114	—	23,131
Non-cash interest income	(461)	—	(151)	—	(7)	(3,949)	—	—	(4,568)
Depreciation and amortization	2,668	400	272	283	(150)	—	—	—	3,473
Amortization and other fair value adjustments of MSRs	19,391	—	918	—	—	—	—	—	20,309
Provision for loan losses	—	—	—	—	—	1,726	—	—	1,726
Residual Trusts cash flows	—	—	—	—	—	400	—	—	400
Other	443	41	37	8	18	(1,692)	104	—	(1,041)

Total adjustments	22,041	441	1,093	291	(139)	(3,515)	23,218	—	43,430

Adjusted EBITDA	$64,066	$36,245	$19,456	$4,270	$9,402	$5,775	$778	$—	$139,992

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share data)

	For the Three Months
	Ended March 31,
	2014	2013
REVENUES
Net servicing revenue and fees	$172,792	$137,009
Net gains on sales of loans	104,034	78,445
Interest income on loans	34,422	36,898
Insurance revenue	23,388	17,534
Net fair value gains on reverse loans and related HMBS obligations	17,236	36,788
Other revenues	18,076	7,855

Total revenues	369,948	314,529

EXPENSES
Salaries and benefits	135,897	106,733
General and administrative	108,865	87,440
Interest expense	74,849	54,142
Depreciation and amortization	18,644	16,333
Other expenses, net	225	2,096

Total expenses	338,480	266,744

OTHER LOSSES
Other net fair value losses	(2,503)	(1,261)

Total other losses	(2,503)	(1,261)

Income before income taxes	28,965	46,524
Income tax expense	11,588	18,775

Net income	$17,377	$27,749

Comprehensive income	$17,381	$27,747

Net income	$17,377	$27,749

Basic earnings per common and common equivalent share	$0.46	$0.74
Diluted earnings per common and common equivalent share	0.45	0.73

Weighted-average common and common equivalent shares outstanding - basic	37,429	36,877
Weighted-average common and common equivalent shares outstanding - diluted	38,005	37,634

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS

Cash and cash equivalents	$562,704	$491,885
Restricted cash and cash equivalents	701,865	804,803
Residential loans at amortized cost, net	1,378,445	1,394,871
Residential loans at fair value	10,349,132	10,341,375
Receivables, net (includes $39,328 and $43,545 at fair value at March 31, 2014 and December 31, 2013, respectively)	271,685	319,195
Servicer and protective advances, net	1,400,367	1,381,434
Servicing rights, net (includes $1,513,830 and $1,131,124 at fair value at March 31, 2014 and December 31, 2013, respectively)	1,676,489	1,304,900
Goodwill	657,737	657,737
Intangible assets, net	117,215	122,406
Premises and equipment, net	147,415	155,847
Other assets (includes $41,903 and $62,365 at fair value at March 31, 2014 and December 31, 2013, respectively)	221,222	413,076

Total assets	$17,484,276	$17,387,529

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $16,665 and $26,571 at fair value at March 31, 2014 and December 31, 2013, respectively)	$604,561	$494,139
Servicer payables	626,595	735,225
Servicing advance liabilities	996,467	971,286
Debt	2,922,123	3,357,648
Mortgage-backed debt (includes $667,536 and $684,778 at fair value at March 31, 2014 and December 31, 2013, respectively)	1,844,537	1,887,862
HMBS related obligations at fair value	9,166,998	8,652,746
Deferred tax liability, net	130,853	121,607

Total liabilities	16,292,134	16,220,513

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at March 31, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,616,093 and 37,377,274 shares at March 31, 2014 and December 31, 2013, respectively	376	374
Additional paid-in capital	588,315	580,572
Retained earnings	602,949	585,572
Accumulated other comprehensive income	502	498

Total stockholders’ equity	1,192,142	1,167,016

Total liabilities and stockholders’ equity	$17,484,276	$17,387,529

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP AEBITDA

(in millions except per share amounts)

	For the Three Months Ended March 31, 2014	For the Three Months Ended December 31, 2013	For the Three Months Ended March 31, 2013
Income before income taxes	$29.0	$6.9	$46.5
Add:
Depreciation and amortization	18.6	19.3	16.3
Interest expense	37.5	36.2	26.2

EBITDA	85.1	62.4	89.0
Add/(Subtract):
Loss on extinguishment of debt	—	12.5	—
Pro forma synergies	—	—	—
Fair value to cash adjustments for reverse loans	4.7	0.4	3.5
Transaction and integration-related costs	1.5	2.8	11.6
Debt issuance costs not capitalized	—	8.9	4.7
Non-cash share-based compensation expense	3.5	3.2	2.7
Provision for loan losses	(1.0)	(1.1)	1.7
Residual Trusts cash flows	1.6	0.1	0.5
Amortization and fair value adjustments of servicing rights(1)	58.8	30.5	32.4
Non-cash interest income	(4.0)	(4.5)	(4.6)
Net impact of Non-Residual Trusts	4.1	2.4	(0.5)
Servicing fee economics	9.7	2.5	—
Other	3.8	8.7	(1.0)

Sub-total	82.7	66.4	51.0

Adjusted EBITDA	$167.8	$128.8	$140.0

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings

(in millions except per share amounts)

	For the Three Months Ended March 31, 2014	For the Three Months Ended December 31, 2013	For the Three Months Ended March 31, 2013

Income before income taxes	$29.0	$6.9	$46.5
Add back:
Loss on extinguishment of debt	—	12.5	—
Transaction and integration costs	1.5	2.8	11.6
Debt issuance costs not capitalized	—	8.9	4.7
Step-up depreciation and amortization	11.9	13.4	12.9
Step-up amortization of sub-servicing rights (MSRs)	8.5	6.5	8.1
Fair value to cash adjustments for reverse loans	4.7	0.4	3.5
Fair value changes of MSRs due to changes in valuation inputs and other assumptions	25.6	(16.2)	4.0
Non-cash interest expense	3.3	4.0	3.0
Non-cash share-based compensation expense	3.5	3.2	2.7
Net impact of Non-Residual Trusts	4.1	2.4	(0.5)
Other	3.0	5.6	0.1

Core Earnings before income taxes	$95.1	$50.4	$96.6
Core earnings after tax (39%)	58.0	30.7	58.9
Core earnings after tax per diluted common and common equivalent share.	$1.53	$0.81	$1.57

(1)	AEBITDA for 1Q 2014 and 4Q 2013 includes adjustments to reflect MSR acquisitions closed during the quarter as though they were closed January 1, 2014 as economics (cash flows) were actually recorded for the full period.
(2)	The Company has elected to exclude changes in valuation inputs as a component of its core earnings calculation and has reflected this change in all previously reported periods disclosed in this document.

Use of Non-GAAP Measures

Management considers Core Earnings and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Core Earnings and Adjusted EBITDA are utilized to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Core Earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and use of these terms may vary from other companies in our industry.

Core Earnings is a metric that is used by management to exclude certain items in an attempt to provide a better metric to evaluate our Company’s underlying key drivers and the core operating performance of the business, exclusive of certain adjustments and activities that management considers to be unrelated to the underlying economic performance of the business for a given period. Core Earnings is defined as net income (loss) before income taxes plus certain depreciation and amortization costs related to the increased basis in assets, including servicing and sub-servicing rights, acquired within business combination transactions, or step-up depreciation and amortization, transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including severance expense and certain other non-recurring start-up costs.

Core Earnings excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Core Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Core Earnings includes cash gains for reverse mortgage origination activities. Core Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization by focusing on our profitability. Adjusted EBITDA is defined as net income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including severance expense, the net provision for the repurchase of transferred loans and certain other non-recurring start-up costs. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash gains for reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our operating performance.

We believe Core Earnings and Adjusted EBITDA provide investors with additional information to measure our performance. Core Earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these terms may vary from other companies in our industry. Core Earnings and Adjusted EBITDA should not be considered as alternatives to (1) net income (loss) or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Core Earnings and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations are:

•	Core Earnings and Adjusted EBITDA do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Core Earnings and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Core Earnings and Adjusted EBITDA do not reflect certain tax payments that may represent reductions in cash available to us;

•	Core Earnings and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Core Earnings and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt, although they do reflect interest expense associated with our master repurchase agreements, mortgage-backed debt, and HMBS related obligations; and

•	Core Earnings and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package; and

•	Core Earnings and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions.

Because of these limitations, Core Earnings and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Core Earnings and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Core Earnings and Adjusted EBITDA.